UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2019

Hines Global REIT, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01 Other Events.

New Per Share Net Asset Value

In order to assist broker-dealers that participated in the public offerings of Hines Global REIT, Inc. (the “Company”) in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340, on February 14, 2019, the Company’s board of directors determined a new per share net asset value (“NAV”) of the Company’s common stock of $6.17 as of February 14, 2019. This new per share NAV is lower than the previously determined per share NAV of $9.04 as of December 31, 2017, primarily as a result of the return of invested capital distributions and liquidating distributions declared by the Company in 2018 and 2019, which aggregated to approximately $2.95 per share. The new per share NAV was determined utilizing the guidelines established by the Institute for Portfolio Alternative’s Practice Guideline 2013-01 - “Valuation of Publicly Registered, Non-Listed REITs” issued April 29, 2013, except that it includes an estimate of closing costs that the Company expects to incur related to the Company’s liquidation of its remaining properties pursuant to the plan of liquidation and dissolution (the “Plan”) adopted by the Company in July 2018 with the approval of its stockholders, as previously disclosed in filings made by the Company with the Securities and Exchange Commission (“SEC”). See below for a description of how the new per share NAV was determined. It is currently anticipated that a new per share NAV will next be determined in early 2020.

Methodology

In establishing the per share NAV of $6.17, the Company used appraised values of its real estate property investments as of December 31, 2018, except for 55M Street and 550 Terry Francois, which were excluded because they were sold in early 2019. The Company also obtained valuations of its debt obligations as of December 31, 2018. Additionally, the Company’s board of directors included in its determination the values of other assets and liabilities such as cash, tenant receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities, all of which were valued at cost, and an estimate of closing costs that the Company expects to incur related to the liquidation of its remaining properties pursuant to the Plan. These other assets and liabilities were also adjusted to include the effects of monthly distributions and redemptions paid in early 2019, the sales of 55M Street and 550 Terry Francois in early 2019, and the $2.50 per share liquidating distribution that was declared in February 2019. No liquidity discounts or discounts relating to the fact that the Company is externally managed were applied to the per share NAV and no attempt was made to value the Company as an enterprise.

The Company engaged Cushman & Wakefield, Inc., or Cushman, a division of which is an independent third party real estate advisory and consulting firm, to provide, or cause its subsidiaries to provide, appraised values of the Company’s domestic real estate property investments as of December 31, 2018. These appraisals were performed in accordance with Uniform Standards of Professional Appraisal Practice. Cushman has extensive experience in conducting appraisals and valuations on real properties and each of the Company’s appraisals was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute, or MAI, designation.

Additionally, the Company engaged Knight Frank, LLP, or Knight Frank, an independent third party real estate advisory and consulting services firm, to provide appraised values of the Company’s international real estate investments as of December 31, 2018. These appraisals were performed in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors.

The Company also engaged Jones Lang LaSalle, an independent third party real estate advisory and consulting services firm, to perform valuations of the Company’s debt obligations as of December 31, 2018.

Additionally, the Company engaged Altus Group U.S. Inc., or Altus, to review the appraisals provided by Cushman and Knight Frank and to assess the reasonableness of the Company’s new per share NAV. The appraisal reviews were conducted under the supervision of a member of the MAI. In assessing the reasonableness of our new per share NAV, Altus utilized the appraised values provided by Cushman and Knight Frank, the valuations of the Company’s debt obligations provided by Jones Lang LaSalle and information provided by management regarding balances of cash, tenant receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities and an estimate of closing costs that the Company expects to incur related to the liquidation of its remaining properties pursuant to the Plan. Altus concluded that the new per share NAV determined by the Company’s board of directors was reasonable.

The independent firms that we engaged to assist us in connection with our determination of a new NAV per share, as described above, have provided, and are expected to continue to provide, real estate appraisal, valuation and financial advisory services to us and to our sponsor, Hines Interests Limited Partnership (“Hines”) and its affiliates and have received, and are expected to continue to receive, fees in connection with such services. Certain of these firms and their respective affiliates may from time to time in the future perform other real estate appraisal, valuation and financial advisory services for us and for Hines and its affiliates, or in transactions related to the properties that are the subject of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable firm as certified in the applicable report.

The aggregate value of the Company’s real estate property investments as of February 14, 2019 was $2.4 billion. Additionally the Company sold 22 properties since December 31, 2017, with an aggregate sales price of $2.1 billion. Including the effect of the sold properties, the aggregate value of the Company’s real estate property investments increased 1.6% when compared to the previously determined value of the Company’s assets as of December 31, 2017.  This 1.6% net increase resulted from a 4.0% appreciation in the aggregate values of the Company’s real estate property investments as offset by a 2.4% decrease resulting from the weakening of the Euro, British pound sterling, and Australian dollar against the U.S dollar.

The aggregate value of the Company’s real estate property investments owned as of February 14, 2019 also represented a 12.7% increase compared to their aggregate net purchase price. The table below sets forth the calculation of the Company’s per share NAV as of February 14, 2019 and the Company’s previous per share NAV as of December 31, 2017 and 2016:

	February 14, 2019				December 31, 2017				December 31, 2016
	Gross Amount (in millions)		Per Share		Gross Amount (in millions)		Per Share		Gross Amount (in millions)	Per Share
Real estate property investments	$2,397		$9.07		$4,445		$16.20		$5,095	$18.37
Other assets	709		2.68		441		1.61		213	0.77
Debt obligations and other liabilities	(742)		(2.81)		(1,962)		(7.15)		(2,330)	(8.40)
Liquidating/Special Distributions	(661)	(2)	(2.50)	(2)	(288)	(1)	(1.05)	(1)
Noncontrolling interests	—		—		(11)		(0.04)		(89)	(0.32)
Net Asset Value before closing costs	$1,703		$6.44		$2,625		$9.57		$2,889	$10.42
Estimated closing costs	(72)		(0.27)		(146)		(0.53)		(107)	(0.39)
NAV	$1,631		$6.17		$2,479		$9.04		$2,782	$10.03
Shares outstanding	264				274				277

(1)
In December 2017, the Company declared a distribution of $1.05 per share (the “Special Distribution”) to all stockholders of record as of December 30, 2017, which was paid in January 2018. This distribution was designated by the Company as a special distribution, which represented a return of a portion of the stockholders’ invested capital from sales of investment property and, as such, reduced their remaining investment in the Company. The Special Distribution reduced the previous per share NAV determined as of December 31, 2016 from $10.03 to $8.98.

(2)
In February 2019, the Company declared a liquidating distribution pursuant to the Plan of $2.50 per share, to be paid on February 15, 2019. In addition to the $2.50 per share liquidating distribution reflected in the table above, the Company paid return of capital invested distributions and liquidating distributions in an aggregate amount of approximately $0.45 per share, which included $0.12 per share of return of invested capital distributions, consisting of $0.02 per share of each of the monthly distributions paid from February 2018 through July 2018, and approximately $0.33 per share of liquidating distributions, consisting of the monthly distributions paid from August 2018 through January 2019. These liquidating distributions and return of invested capital distributions, in an aggregate amount of approximately $2.95 per share, were the primary cause of the reduction of our per share NAV as of February 14, 2019, compared to our per share NAV as of December 31, 2017, as described in the table below.

The table below provides additional information regarding the change in the Company's per share NAV:

NAV Per Share as of
February 14, 2019
Beginning NAV per share (as of December 31, 2017)	$9.04
Less: Liquidating distributions and return of invested capital distributions	$2.95
Adjusted NAV per share	$6.09
Net increase to NAV per share during the period	$0.08
Ending NAV per share	$6.17

The Company’s board of directors determined the per share NAV by (i) utilizing the values of the Company’s real estate property investments of $2.4 billion and adding the Company’s other assets comprised of the Company’s cash, tenant and other receivables and other assets of $709 million; (ii) subtracting the values of the Company’s debt obligations and other liabilities comprised of the Company’s accounts payable and accrued expenses, due to affiliates, distributions payable (including the $2.50 per share liquidating distribution declared in February 2019) and other liabilities of $1.4 billion; (iii) subtracting an estimate of closing costs that the Company expects to incur related to the liquidation of its remaining properties pursuant to the Plan of $72 million; and (iv) dividing the total by the Company’s common shares outstanding as of February 14, 2019 of 264 million, resulting in a per share NAV of $6.17.

Other than with respect to the values of the Company’s real estate property investments and values of the Company’s debt obligations, the values of the assets and liabilities described above were determined based on their cost and included certain pro forma adjustments primarily related to significant activities that occurred between December 31, 2018 and February 14, 2019, such as the sales of 55M Street and 550 Terry Francois, the payment of monthly distributions and redemptions, and the declaration of a $2.50 per share liquidating distribution, as well as estimated closing costs that the Company expects to incur in relation to the liquidation of its remaining properties pursuant to the Plan. The Company’s board of directors thought it appropriate to include an estimate of the closing costs, including disposition fees payable to affiliates of Hines, that the Company expects to incur related to the liquidation of its remaining properties pursuant to the Plan. However, there can be no assurances of the time frame in which the Company expects to liquidate its remaining properties or that the closing costs related to the liquidation of its remaining properties pursuant to the Plan would be incurred in the amount estimated by the Company. Other than the adjustments described in the paragraphs above, no other adjustments were made related to the period from January 1, 2019 through February 14, 2019, because the Company did not believe they would have a material effect on its per share NAV. Additionally, the calculation of the per share NAV excluded certain items on the Company’s unaudited consolidated balance sheet that were determined to have no future value or economic impact on the valuation. Examples include receivables related to straight-line rental revenue and costs incurred to put debt in place. Other items were excluded because they were already considered elsewhere in the valuation. Examples include intangible lease assets and liabilities related to the Company’s real estate property investments and costs incurred for capital expenditures that were included in the appraised values of the Company’s real estate property investments and the fair values of interest rate swaps and caps, as they were included in the valuation of the Company’s debt.

The appraised values provided by Cushman and Knight Frank described above were determined primarily by using methodologies that are commonly used in the commercial real estate industry. For the Company’s domestic real estate property investments, these methodologies included discounted cash flow analyses and reviews of current, historical and projected capitalization rates for properties comparable to those owned by the Company and assume an 8-12 year holding period, other than one property, which had a 19-year holding period. For the Company’s international real estate investments, these methodologies included cash flow analyses and going-in capitalization rates for properties comparable to those owned by the Company. The tables below summarize the key assumptions that were used in the valuations of the Company’s real estate property investments.

	Range	Weighted Average
Domestic Real Estate Property Investments
Office/Retail
Exit capitalization rate	5.00% - 8.00%	5.97%
Discount rate/internal rate of return	6.00% - 9.00%	6.94%
International Real Estate Property Investments
Office/Industrial
Going-in capitalization rate	2.17% - 10.89%	3.92%

Limitations of the per share NAV

As with any valuation methodology, the methodology used to determine the per share NAV was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a per share NAV that could be significantly different from the per share NAV determined by the Company’s board of directors. While the Company’s board of directors believes that the assumptions used in determining the appraised values of the Company’s real estate property investments are reasonable, a change in these assumptions would impact the calculation of such values. For example, assuming all other factors remained unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the appraised values of the Company’s domestic real estate property investments of 2.0%, while a decrease in the average discount rate of 25 basis points would yield an increase in the appraised values of the Company’s domestic real estate property investments of 2.7%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the appraised values of the Company’s domestic real estate property investments of 2.5%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the appraised values of the Company’s domestic real estate property investments of 3.5%. Additionally, an increase in the average going-in capitalization rate of 25 basis points would yield a decrease in the appraised values of the Company’s international real estate property investments of 5.1%, while a decrease in the average going-in capitalization rate of 25 basis points would yield an increase in the appraised values of the Company’s international real estate property investments of 5.5%.

The per share NAV determined by the Company’s board of directors does not represent the fair value of the Company’s assets less liabilities in accordance with U.S. generally accepted accounting principles, and such per share NAV is not a representation, warranty or guarantee that (i) a stockholder would be able to realize an amount equal to the per share NAV if such stockholder attempts to sell the his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the per share NAV upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the per share NAV on a national securities exchange; (iv) a third party would offer the per share NAV in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock; or (v) the methodologies used to determine the per share NAV would be acceptable to FINRA. In addition, the Company can make no claim as to whether the value will or will not satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that are investing in the Company’s shares.

Further, the per share NAV was calculated as of a moment in time, and, although the value of shares of the Company’s common stock will fluctuate over time as a result of, among other things, developments related to individual assets, purchases and sales of additional assets and the payment of fees and closing costs in connection therewith, changes in the real estate and capital markets, the distribution of sales proceeds to the Company’s stockholders and changes in corporate policies such as the Company’s distribution level relative to earnings, the Company does not undertake to update the per share NAV on a regular basis. As a result, stockholders should not rely on the per share NAV as an accurate measure of the then-current value of shares of the Company’s common stock in making a decision to buy or sell shares of the Company’s common stock.

New Redemption Price Under Our Share Redemption Program

As previously disclosed in filings made by the Company with the SEC, the Board determined to suspend the Share Redemption Program (“SRP”), effective on February 2, 2019, with respect to the redemption requests related to the death or disability of the stockholder. In accordance with the SRP, shares that are redeemed in connection with the death or disability of a stockholder, will be redeemed at the per share NAV most recently announced by the Company in a public filing with the SEC as of the applicable date of the redemption. As a result, beginning with our next scheduled redemption date, which is March 1, 2019, the new redemption price will be equal to the new per share NAV of $6.17.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	HGR Shareholder Letter, dated February 14, 2019

Forward-Looking Statements

This Current Report on Form 8-K, including the exhibit filed or furnished herewith, contains forward-looking statements (including, without limitation, statements concerning the per share NAV, assumptions made in determining the per share NAV, and future redemptions of shares) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, unanticipated difficulties or expenditures related to the Plan, the Company’s ability to maintain occupancy levels and lease rates at its properties prior to their disposal, the Company’s ability to repay or successfully refinance its debt obligations, the future operating performance of the Company’s investments, and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended or supplemented by the Company’s other filings with the SEC. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. Stockholders are cautioned not to place undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

February 14, 2019	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer